Exhibit 10.4

NIC INC.
KEY EMPLOYEE AGREEMENT
for
WILLIAM F. BRADLEY, JR.

THIS EMPLOYMENT AGREEMENT ("Agreement") is entered into as of the 5th day of February, 2013 (the "Effective Date"), by and between William F. "Brad" Bradley, Jr. ("Executive") and NIC Inc., a Delaware corporation (the "Company").  This Agreement amends and restates all prior agreements between Executive and the Company with respect to the subject matter hereof.

WHEREAS, the Company desires to continue to employ Executive to provide personal services to the Company and to the Company's subsidiaries, and wishes to continue to provide Executive with certain compensation and benefits in return for Executive's services; and

WHEREAS, Executive desires to continue to be employed by the Company and provide personal services to the Company and to the Company's subsidiaries in return for certain compensation and benefits;

NOW, THEREFORE, the parties hereto agree as follows:

1. EMPLOYMENT BY THE COMPANY.

1.1 Acceptance.  Effective as of the Effective Date, the Company or a subsidiary of the Company, agrees to continue to employ Executive in the position of Executive Vice President, Chief Administrative Officer, General Counsel and Secretary, and Executive agrees to continue to be employed upon the terms and conditions set forth in this Agreement for the period beginning on the Effective Date and ending as provided in Section 4 (the "Employment Period").

1.2 Duties.  During the Employment Period, Executive will serve in an executive capacity and shall perform such duties as are customarily associated with his then current title, consistent with the Bylaws of the Company and as reasonably required by the Company's Board of Directors (the "Board").  During the Employment Period, Executive will report to the Chief Executive Officer and the Board and will devote his best efforts and substantially all of his business time and attention (except for vacation periods and reasonable periods of illness or other reason for leave permitted by the Company's general employment policies and for volunteer services to charitable organizations that do not materially detract from his ability to perform his duties to the Company) to the business of the Company.

1.3 Employment Policies.  The employment relationship between the parties shall also be governed by the general employment policies and practices of the Company, including those relating to protection of confidential information and assignment of inventions, except that when the terms of this Agreement differ from or are in conflict with the Company's general employment policies or practices, this Agreement shall control.

2. COMPENSATION.

2.1 Base Salary.  The Company agrees to pay Executive a base salary during Executive's employment in equal installments (prorated for portions of a pay period) on the Company's regular pay days and the Company will withhold from such compensation all applicable federal and state income, social security and disability and other taxes as required by applicable laws.  Executive's initial salary as of the date hereof shall be at the rate of Two Hundred Ninety-Seven Thousand and no/100 Dollars ($297,000) per year (the "Base Salary").  Executive's Base Salary will be subject to review by the Board, or an authorized committee of the Board, from time to time and may be increased (but not decreased, except for across-the-board reductions that may be generally applicable to all of the Company's senior executives) in the Board's sole discretion.

2.2 Incentive Compensation.  Executive shall be entitled to participate, at a level commensurate with his position among the senior executives of the Company, in an annual performance-based cash bonus plan of the Company (the "Annual Cash Incentive Bonus"), any long-term incentive plan (which may include grants of stock options, restricted stock or other equity-based awards under the Company's equity plan as determined by the Board in its sole discretion) and in such additional incentive bonus opportunities, if any, as may be determined by the Board, with recommendations made by the Compensation Committee of the Board, subject to the terms and conditions of any underlying bonus plans, equity plans or equity agreements:

(a) Executive’s minimum Annual Cash Incentive Bonus target will be sixty percent (60%) of his base salary.

(b) The minimum service-based component of Executive’s annual long-term, equity-based incentive grant will be targeted at sixty percent (60%) of his base salary.

(c) The minimum performance-based component of Executive’s annual long-term, equity-based incentive grant will be targeted at sixty percent (60%) of his base salary.

2.3 Standard Company Benefits.  Executive shall be entitled to participate in, and to receive all rights and benefits under the terms and conditions of, the standard Company benefits and compensation practices which may be in effect from time to time and provided by the Company to its employees generally.

2.4 Vacation.  In addition to such holidays, sick leave, personal leave and other paid leave as are allowed under the Company’s policies applicable to senior executives generally, Executive shall be entitled to one hundred sixty (160) hours per year (calculated at the rate of forty (40) hours worked per week) of vacation per calendar year and subject to the terms and conditions of the Company’s vacation policy applicable to senior executives; plus ten working days per year of personal time, accruing at the rate of six point seven (6.7) hours per month (calculated at the rate of forty (40) hours worked per week) provided that Executive’s unused vacation will not exceed one hundred sixty (160) hours per year.  If the Executive has not taken all of the available vacation time in a year, the unused time can be carried over to the next year, provided, however, that no additional accrual of time will occur when the unused total equals one hundred sixty (160) hours.  Personal time does not carry over from year to year. The value of any unused and accumulated vacation time will be paid to the Executive upon any termination of his employment based upon the per day value of his then base salary divided by 250.  The duration of such vacations and the time or times when they shall be taken will be determined by Executive in consultation with the Company.

2.5 Expenses.  The Company shall pay or reimburse Executive for reasonable and necessary business expenses incurred by Executive in connection with his duties on behalf of the Company in accordance with the Company’s expense reimbursement policy, as may be amended from time to time, or any successor policy, plan, program or arrangement thereto, and any other of its expense policies applicable to senior executives of the Company, following submission by Executive of reimbursement expense forms in accordance with such expense policies.  Any reimbursement or provision of in-kind benefits for expenses incurred or benefits received during the Executive's employment pursuant to the terms of this Section 2.5 shall be made pursuant to the Company’s standard policies and time lines, but not later than December 31st of the year following the year in which Executive incurs the expense; provided, however, that in no event will the amount of expenses so reimbursed, or in-kind benefits provided, by the Company in one year affect the amount of expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year.  Each provision of reimbursement of expenses or in-kind benefit pursuant to this Section 2.5 shall be considered a separate payment and not one of a series of payments for purposes of Section 409A of the Internal Revenue Code of 1986, as amended (the "Code").

2.6 Executive Death and Disability Benefits.  Executive shall be entitled to participate in and receive all rights and benefits under the terms and conditions of an executive life and disability policy or policies, with limits, features, benefits and coverages substantially similar to those reflected in Attachment I to this Agreement.

3. PROPRIETARY INFORMATION OBLIGATIONS.

3.1 Agreement.  Executive agrees to execute and abide by the Proprietary Information and Inventions Agreement attached hereto as Exhibit A.

4. EMPLOYMENT PERIOD.

4.1 Except as hereinafter provided, the Employment Period shall commence as of the Effective Date and shall terminate upon the earlier of (a) the third (3rd) anniversary of the Effective Date (the "Initial Termination Date"), or (b) the date on which this Agreement is terminated in accordance with Section 4.2 of this Agreement; provided, however, that unless terminated in accordance with Section 4.2, this Agreement shall be automatically renewed for an additional Employment Period of three years on the Initial Termination Date and any subsequent three-year Employment Period's termination date, unless either Executive or the Company, as directed by its Board, elects, by written notice to the other party not less than six (6) months prior to the Initial Termination Date or any subsequent three-year Employment Period's termination date, (i) to terminate this Agreement, or (ii) to negotiate new terms of employment.  If negotiations regarding any revised employment agreement extend beyond a specific termination date while the parties are actively negotiating, the Agreement shall continue in full force and effect during such period of negotiation; provided, however, that if the parties, acting in good faith, are unable to negotiate new terms of employment, either party may terminate this Agreement by providing not less than thirty (30) days' prior written notice to the other party.

4.2 The Employment Period shall end upon the first to occur of any of the following events:

(a) Executive’s death or termination of employment due to disability;

(b) a termination by the Company for Cause;

(c) a termination by the Company without Cause;

(d) a Termination for Good Reason; or

(e) a voluntary termination, which shall occur in the event of Executive’s termination of his employment with the Company for any reason, other than a Termination for Good Reason, by at least thirty (30) days prior written notice to the Company of such termination.

5. POST- EMPLOYMENT PAYMENT.

5.1 General.  At the end of Executive’s employment for any reason, Executive shall cease to have any rights to salary, future equity awards, expense reimbursements or other benefits, except (i) as may be provided in Sections 2.4, 5.2 and 5.5, and (ii) that Executive shall be entitled to receive:

(a) payment of any Base Salary which has accrued but is unpaid through the date of termination;

(b) any earned but unpaid annual bonus for a previously completed fiscal year (or other applicable previously completed bonus period), which shall be paid in accordance with the payment terms and conditions of the applicable plan or program;

(c) reimbursement of any reimbursable expenses which have been incurred but are unpaid as of the date of termination; provided, however, that Executive must submit any claims for reimbursable expenses within sixty days following the date of his termination and such reimbursement shall be paid to Executive in accordance with Section 2.5;

(d) any continuation coverage benefits to which Executive is entitled under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended ("COBRA"), provided that Executive completes all necessary election forms and complies with all terms and regulations pertaining to COBRA;

(e) any other amounts and benefits the Executive is entitled to receive under any Company employee benefit plan or program in accordance with the terms and provisions of such plan or program, except to the extent such amounts and benefits are determined pursuant to this Agreement rather than such plan or program pursuant to Sections 5.2 and 5.5; and

(f) such other compensation, if any, which the Board of Directors, in its sole discretion, may elect to pay or grant.

5.2 Termination Without Cause or for Good Reason.

(a) The Company shall have the right to terminate Executive's employment with the Company at any time without Cause (as defined in Section 5.3(b)) upon sixty (60) days prior written notice.  In such event and subject to Section 5.2(c) and Section 8.11, the Company shall make all of the payments and provide all of the benefits as set forth in Section 5.5(a)(i)-(iv), payable at the time(s) provided for in Section 5.5(b).

(b) Executive may terminate his employment at any time for Good Reason.  Subject to Section 5.2(c) and Section 8.11, upon any termination for Good Reason (as defined in Section 5.5.(c)(ii)), the Executive shall be entitled to receive the payments and benefits as set forth in Section 5.5(a)(i)-(iv), payable at the time(s) provided for in Section 5.5(b).

(c) Except where Executive's employment is terminated without Cause or due to termination for Good Reason within the Change of Control Period (as defined in Section 5.5), any amount or portion of an incentive award bonus or equity or equity-based award that is intended to qualify as "performance-based compensation" under Section 162(m) of the Code (except stock options and stock appreciation rights) shall only become payable or vest based on the actual level of performance (disregarding any requirements for Executive's continued employment).  Such compensation shall be paid, vested or issued, as the case may be, in accordance with Section 162(m) of the Code within 30 days following the Compensation Committee of the Board's determination of the achievement level of the applicable performance goals for the year of the Executive's termination of employment, or later if required by applicable law, including Section 7.2.

5.3 Termination for Cause.

(a) The Company shall have the right to terminate Executive's employment with the Company at any time for Cause.  Written notification of termination, including in reasonable detail the facts and circumstances claimed to provide the basis for the Cause, shall be provided to Executive at the time of termination.

(b) "Cause" for termination shall mean Executive's conviction of a felony or the willful and deliberate failure of Executive to perform his customary duties, in a manner consistent with the manner reasonably prescribed by the Board (other than any failure resulting from his incapacity due to physical or mental illness, disability or death).  For purposes of this section only, if the Company experiences a Change of Control, the term "Board" shall include the board of directors (or similar governing body) of any successor to the Company.

(c) In the event Executive is notified in writing his employment is to be terminated for Cause and the Cause is curable, Executive shall be given sixty (60) days from date of notification to effect reasonable cure of the specific cause(s) set forth in the notification.

(d) In the event Executive's employment is terminated at any time for Cause, the Company shall provide Executive within thirty (30) days of Executive's termination of employment all benefits specified in Section 5.1; provided, however, Executive shall not be entitled to receive any additional severance pay, pay in lieu of notice or any other such compensation, including any severance benefits provided under a Company's severance benefit plan as described above in Section 5.1(e), if any, in effect on Executive's termination date.

5.4 Voluntary Termination without Good Reason.

Executive may voluntarily terminate his employment in writing with the Company at any time without Good Reason (as defined in section 5.5(c)(ii)) after which no further compensation will be paid to Executive, except that the Company shall provide Executive within thirty (30) days of Executive's termination those amounts and benefits specified in Section 5.1; provided, however, Executive shall not be entitled to receive any additional severance pay, pay in lieu of notice or any other such compensation, including any severance benefits provided under a Company's severance benefit plan as described above in Section 5.1(e), if any, in effect on the termination date.

5.5 Termination In Connection With a Change of Control.

(a) If a "Change of Control" of the Company (as defined in Section 5.5(c)) occurs, and within either the six-month period ending on the Change of Control or the 18-month period beginning on the Change of Control (the "Change of Control Period"), Executive's employment is terminated without Cause or there is a Termination for Good Reason,  the Company shall, subject to the provisions of Section 5.5(d) and Section 8.11 below, and in accordance with Section 5.5(b):

(i)	provide the benefits specified in Section 5.1;

(ii)
pay Executive a lump sum severance payment equal to the sum of (A) two (2) times Executive's Base Salary in effect on the date of Executive's termination, (B) two (2) times the largest of the Annual Cash Incentive Bonuses paid by the Company to Executive during the immediately preceding three annual incentive periods, and (C) the amount of any award for the year of such termination as if target performance for such plan year had been achieved;

(iii)
notwithstanding any contrary provisions of any stock option agreement, restricted stock agreement or other equity or equity-based award agreement held by Executive at the time of Executive's termination (and provided that any change of control provision in such agreements, whether entered into before or after the date of this Agreement, shall be of no force and effect), (A) for any equity or equity-based award that is subject to time-based or service-based exercise, vesting or payment conditions, accelerate the exercisability, vesting, and lapse of restrictions, as the case may be, for such equity or equity-based awards, and (B) for any equity or equity-based award that is subject to performance-based exercise, vesting or payment conditions, accelerate the exercisability, vesting, and lapse of restrictions, as the case may be, for such equity or equity-based awards as if target performance for such award had been achieved; and

(iv)
pay Executive a lump sum payment equal to one hundred fifty percent (150%) of Company's portion of the annual costs (determined based on such costs as of the Executive's termination date) associated with (A) providing Executive with medical and health benefits coverage under the Company's group health plans, and (B) providing Executive's eligible family members who are also receiving medical and health benefits coverage under the Company's group health plan on the date of Executive's termination of employment.

(b) That portion of any severance benefits described in this Section 5.5 which satisfies the "separation pay plan," or any other exemption from Section 409A of the Code ("Section 409A), as described in U.S. Department of Treasury Regulation Section 1.409A-1(b)(9), shall be paid no later than thirty (30) days after the end of the revocation period described in Section 8.11 of this Agreement.  That portion, if any, of the severance benefits described in this Section 5.5 that is subject to Section 409A shall be paid on the sixtieth (60th) day following the effective date of Executive's termination of employment, except that, if Executive is subject to Section 7.2 due to Executive's status as a "specified employee" under Section 409A, such portion shall be paid on the first day of the seventh month following Executive's termination of employment.

(c) For purposes of this Section 5.5 and as referenced elsewhere in this document:

(i)	A "Change of Control" of the Company shall be deemed to have occurred if:

(1)
any "person" (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the "Act")), other than a trustee or other fiduciary holding securities under an employee benefit plan of the Company, becomes the "beneficial owner" (as defined in Rule 13d-3 under said Act), directly or indirectly, of capital stock of the Company representing thirty (30) percent or more of the total voting power represented by the Company's then outstanding capital stock;

(2)
the consummation of a merger or consolidation of the Company with any other company, other than a merger or consolidation in which the shareholders, at the date of announcement, of the Company would own 50% or more of the voting stock of the surviving corporation;

(3)
Continuing Directors (as defined below) no longer constitute at least a majority of the Board or a similar body of any successor to Company.  For purposes of this Agreement, "Continuing Director" means any individual who either (i) is a member of Company’s Board of Directors on the Effective Date, or (ii) becomes a member of Company’s Board of Directors after the Effective Date and whose election or nomination for election was approved by a vote of at least a majority of the then Continuing Directors (either by a specific vote or by approval of the proxy statement of Company in which such person is named as nominee for director, without objection to such nomination);

(4)	the sale of all or substantially all of the assets of the Company; or

(5)	the liquidation or dissolution of the Company.

(ii)
Termination for Good Reason means Executive’s termination of his employment as a result of the occurrence of any of the following without Executive’s written consent, unless within thirty (30) days following the Company’s receipt of Executive’s written notice of termination of employment for Good Reason, in accordance with Section 8.1, specifying in reasonable detail any facts and circumstances claimed to provide a basis for Executive’s termination for Good Reason, the Company cures any such occurrence:

(1)
any material reduction by the Company in Executive’s Base Salary, Annual Cash Incentive Bonus opportunity, long-term incentive opportunity, or standard Company benefits (except for across-the-board reductions generally applicable to all senior executives of the Company);

(2)	a relocation of Executive’s principal office to a location that is in excess of sixty (60) miles from its location as of the date of this Agreement; or

(3)	without limiting the generality or effect of any of the foregoing, any material breach of this Agreement by the Company.

Any occurrence of Good Reason shall be deemed to be waived by Executive unless both (x) Executive provides the Company written notice of termination of employment for Good Reason within ninety (90) days after the date Executive becomes aware of the event giving rise to Good Reason, and (y) Executive terminates his employment before February 10 of the year following the taxable year of Executive during which the Company’s thirty (30) day cure period expired.

(d) Anything in this Agreement to the contrary notwithstanding, prior to the payment of any compensation or benefits payable under paragraph (a) of this Section 5.5 hereof, the certified public accountants of the Company immediately prior to a Change of Control (the "Certified Public Accountants") shall determine as promptly as practical and in any event within twenty (20) business days following the Change of Control whether any payment or distribution by the Company to or for the benefit of Executive (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement, any other agreements or otherwise) (a "Payment") would more likely than not be nondeductible by the Company for Federal income tax purposes because of Section 280G of the Code ("Section 280G") and if it is, then the aggregate present value of amounts payable or distributable to or for the benefit of the Executive pursuant to this Agreement (such payments or distributions pursuant to this Agreement referred to as "Contract Payments") shall be reduced (but not below zero) to the Reduced Amount.  For purposes of this Section, the "Reduced Amount" shall be an amount expressed as a present value which maximizes the aggregate present value of Contract Payments without causing any Contract Payment to be nondeductible by the Company under Section 280G.

If under this paragraph (d) the certified Public Accountants determine that any payment would more likely than not be nondeductible by the Company because of Section 280G, the Company shall promptly give Executive notice to that effect and a copy of the detailed calculation thereof and of the Reduced Amount, and Executive may then elect (subject to the restrictions set forth below), in his sole discretion, which and how much of the Contract Payments or any other payments shall be eliminated or reduced (as long as after such election the aggregate present value of the Contract Payments or any other payments equals the Reduced Amount), and shall advise the Company in writing of his election within twenty (20) business days of his receipt of notice.  If no such election is made by Executive within such 20-day period, the Company may elect which and how much of the Contract Payments or any other payments shall be eliminated or reduced (as long as after such election the aggregate present value of the Contract Payments equals the Reduced Amount) and shall notify Executive promptly of such election.  Notwithstanding anything to the contrary, any Contract Payments or other payments that are subject to Section 409A (a "409A Payment") shall not be eliminated or reduced unless and until all other Contract Payments and other payments have been eliminated or reduced and any 409A Payment that is to be reduced or eliminated shall be reduced or eliminated in order of due date from earliest to latest.  For purposes of this paragraph, present value shall be determined in accordance with Section 280G(d)(4) of the Code.  All determinations made by the Certified Public Accountants shall be binding upon the Company and Executive and the payment to Executive shall be made within twenty (20) days of the later of the Change of Control or the Executive's termination of employment.  The Company may suspend for a period of up to thirty (30) days the Payment and any other payments or benefits due to Executive until the Certified Public Accountants finish the determination and Executive (or the Company, as the case may be) elects how to reduce the Contract Payments or any other payments, if necessary; provided, however, under no circumstance shall Executive or the Company be permitted to delay or accelerate any payment in a manner that would result in an impermissible deferral or acceleration under Section 409A.  As promptly as practicable following such determination and the elections hereunder, the Company shall pay to or distribute to or for the benefit of Executive such amounts as are then due to Executive under this Agreement.

5.6 Termination in the Event of Death or Disability.

(a)  If Executive dies, his designated beneficiaries, or if none, his estate, shall be entitled to the proceeds from Executive’s life insurance coverage described in Section 2.6 and all benefits specified in Section 5.1.

(b)  If Executive becomes disabled (as defined in the disability policy or policies described in Section 2.6), the Company may terminate Executive’s employment. In such event, Executive would receive (i) all benefits specified in Section 5.1 and (ii) for a period of one year following the date Executive becomes disabled (“Disability Period”), his Base Salary at the rate in effect at the beginning of the period, reduced by any payments made to Executive during the Disability Period under the disability benefit plans of the Company described in Section 2.6 or under the Social Security disability insurance program, as well as all other payments and benefits set forth in Section 2.3 that may be provided to Executive under the terms of the plans, programs and practices covered by Section 2.3.

6. NON-INTERFERENCE; NON-COMPETITION.

6.1 Agreement.  Executive agrees to execute and abide by the Noncompetition Agreement attached hereto as Exhibit B.

7. SECTION 409A.

7.1 Compliance with Section 409A.  It is the intent of the parties that the provisions of this Agreement comply with Section 409A and the Treasury regulations and guidance issued thereunder and that this Agreement be interpreted and operated consistent with such requirements of Section 409A in order to avoid the application of additional taxes, interest or penalties due to Section 409A ("409A Penalties"). To the extent that a payment, or the settlement or deferral thereof, is subject to Section 409A, except as Executive and Company otherwise determines in writing, the payment shall be paid, settled or deferred in a manner that will meet the requirements of Section 409A, such that the payment, settlement or deferral shall not be subject to the 409A Penalties.  Any reimbursement will be interpreted and administered to comply with Treasury Regulation Section 1.409A-3(i)(1)(iv).

7.2 Delay for Specified Employee.  To the extent that (a) Company's common stock is publicly traded on an "established securities market" as defined in Treasury Regulations § 1.897-1(m), and (b) Executive would otherwise be entitled to any payment or benefit under this Agreement or any plan or arrangement of Company or its affiliates, that constitutes "deferred compensation" subject to Section 409A and that if paid during the six months beginning on the date of Executive's termination of employment would be subject the 409A Penalties because Executive  is a "specified employee" (within the meaning of Section 409A and as determined from time to time by Company), the payment will be paid to Executive on the earliest of the six-month anniversary of the termination of employment, a change in ownership or effective control of Company (within the meaning of Section 409A) or Executive's death.

7.3 Full Section 409A Compliance.  Notwithstanding any provision of this Agreement, (a) this Agreement shall not be amended in any manner that would cause (i) the imposition of any 409A Penalty, (ii) this Agreement or any amounts or benefits payable hereunder to fail to comply with the requirements of Section 409A, to the extent applicable, or (iii) any amounts or benefits payable hereunder that are not subject to Section 409A to become subject thereto (unless they also are in compliance therewith), and the provisions of any purported amendment that may reasonably be expected to result in such non-compliance shall be of no force or effect with respect to this Agreement and (b) if any provision of this Agreement would, in the reasonable, good faith judgment of Company, result or likely result in the imposition on Executive or any other person of any adverse consequences under Section 409A, Company may reform this Agreement, or any provision thereof, without Executive’s consent, in the manner that Company reasonably and in good faith determines to be necessary or advisable to avoid the imposition of such adverse consequence; provided, however, that any such reformation shall, to the maximum extent Company reasonably and in good faith determines to be possible, retain the economic and tax benefits to Executive hereunder, while not materially increasing the cost to Company of providing such benefits to Executive.  Company shall promptly notify Executive in writing of any such reformation and provide a detailed explanation of the reason for the reformation.  For the avoidance of doubt, the phrase "termination of employment" and similar phrases shall mean and be interpreted in the same manner as, a "separation from service" from the Company within the meaning of Section 409A of the Code.

8. GENERAL PROVISION.

8.1 Notices.  Any notices provided hereunder must be in writing and shall be deemed effective upon the earlier of personal delivery (including personal delivery by facsimile) or the third day after mailing by first class mail, to the Company at its primary office location and to Executive at the address listed on the Company payroll.

8.2 Severability.  Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provisions had never been contained herein.

8.3 Waiver.  If either party should waive any breach of any provisions of this Agreement, they or it shall not thereby be deemed to have waived any preceding or succeeding breach of the same or any other provision of this Agreement.

8.4 Complete Agreement.  This Agreement and its Exhibits, constitute the entire agreement between Executive and the Company and it is the complete, final, and exclusive embodiment of his agreement with regard to the material terms of executive employment, compensation, and duration.  It is entered into without reliance on any promise or representation other than those expressly contained herein, and it cannot be modified or amended except in a writing signed by Executive and an officer of the Company.

8.5 Counterparts.  This Agreement may be executed in separate counterparts, any one of which need not contain signatures of more than one party, but all of which taken together will constitute one and the same Agreement.

8.6 Headings.  The headings of the sections hereof are inserted for convenience only and shall not be deemed to constitute a part hereof nor to affect the meaning thereof.

8.7 Successors and Assigns.  This Agreement is intended to bind and inure to the benefit of and be enforceable by Executive and the Company, and his respective successors, assigns, heirs, executors and administrators, except that Executive may not assign any of his duties hereunder and they may not assign any of his rights hereunder without the written consent of the Company, which shall not be withheld unreasonably.

8.8 Attorneys' Fees.  If either party hereto brings any action to enforce his or its rights hereunder, Executive shall be reimbursed by Company for his reasonable attorneys' fees and costs incurred in connection with such action, unless all of Executive's positions in such action are determined by the court to be frivolous.

8.9 Choice of Law.  All questions concerning the construction, validity and interpretation of this Agreement will be governed by the law of the State of Kansas.

8.10 No Duty to Mitigate.  Executive shall have no duty to attempt to mitigate the level of benefits payable by the Company to him hereunder and the Company shall not be entitled to set off against the amounts payable hereunder any amounts received by the Executive from any other source, including any subsequent employer.

8.11 Release.  Payment of the amounts provided for in Section 5.5(a)(i)-(iv) shall be subject to the parties' signing (and not revoking by the end of any applicable revocation period) a general release of claims in a form reasonably acceptable to the parties, within twenty-one (21) days or forty-five (45) days, whichever period is required under applicable law, which shall contain a mutual non-disparagement clause, and which shall exempt from release the matters set forth in Section 8.12 and any continuing obligations under this Agreement pursuant to Sections 3.1 and/or 6.1.

8.12 Claw-Back.  If, pursuant to Section 10D of the Securities Exchange Act of 1934, as amended (the "Act"), the Company would not be eligible for continued listing, if applicable, under Section 10D(a) of the Act if it did not adopt policies consistent with Section 10D(b) of the Act, then, in accordance with those policies that are so required, any incentive-based compensation payable to Executive under this Agreement or otherwise shall be subject to claw-back in the circumstances, to the extent, and in the manner, required by Section 10D(b)(2) of the Act, as interpreted by rules of the Securities Exchange Commission, including but not limited to circumstances involving fraud or significant misrepresentation by the Executive that caused harm to the Company.

IN WITNESS WHEREOF, the parties have executed this Agreement on the day and year first above written.

EXECUTIVE	NIC INC.

s/ William F. Bradley, Jr.	By:	/s/ Harry Herington
Name: William F. Bradley, Jr.		Name:	Harry Herington
		Title:	Chief Executive Officer

Exhibit A

NIC INC.

EMPLOYEE PROPRIETARY INFORMATION
AND INVENTIONS AGREEMENT

In consideration of my employment or continued employment by NIC, Inc., a Delaware corporation (the "Company"), and the compensation now and hereafter paid to me, I hereby agree as follows:

1. NONDISCLOSURE.

1.1 Recognition of Company's Rights; Nondisclosure. At all times during my employment and thereafter, I will hold in strictest confidence and will not disclose, use, lecture upon or publish any of the Company's Proprietary Information (defined below), except as such disclosure, use or publication may be required in connection with my work for the Company, or unless an officer of the Company expressly authorizes such in writing. I will obtain Company's written approval before publishing or submitting for publication any material (written, verbal, or otherwise) that relates to my work at Company and/or incorporates any Proprietary Information. I hereby assign to the Company any rights I may have or acquire in such Proprietary Information and recognize that all Proprietary Information shall be the sole property of the Company and its assigns.

1.2 Proprietary Information. The term "Proprietary Information" shall mean any and all confidential and/or proprietary knowledge, data or information of the Company. By way of illustration but not limitation, "Proprietary Information" includes (a) trade secrets, inventions, ideas, processes, formulas, source and object codes, data, programs, other works of authorship, know-how, improvements, discoveries, developments, designs and techniques (hereinafter collectively referred to as "Inventions"); and (b) information regarding plans for research, development, new products, marketing and selling, business plans, budgets and unpublished financial statements, licenses, prices and costs, suppliers and customers; and (c) information regarding the skills and compensation of other employees of the Company. Notwithstanding the foregoing, it is understood that (i) the Company's Proprietary Information hereunder shall not include information to the extent that it is or becomes generally known in the trade or industry other than as a result of a breach of this Agreement, and (ii) I shall be free to use my own skill, knowledge and experience to whatever extent and in whichever way I wish, provided that I do so without the use or disclosure of Proprietary Information.

1.3 Third Party Information. I understand, in addition, that the Company has received and in the future will receive from third parties confidential or proprietary information ("Third Party Information") subject to a duty on the Company's part to maintain the confidentiality of such information and to use it only for certain limited purposes. During the term of my employment and thereafter, I will hold Third Party Information in the strictest confidence and will not disclose to anyone (other than Company personnel who need to know such information in connection with their work for the Company) or use, except in connection with my work for the Company, Third Party Information unless expressly authorized by an officer of the Company in writing.

1.4 No Improper Use of Information of Prior Employers and Others. During my employment by the Company I will not improperly use or disclose any confidential information or trade secrets, if any, of any former employer or any other person to whom I have an obligation of confidentiality, and I will not bring onto the premises of the Company any unpublished documents or any property belonging to any former employer or any other person to whom I have an obligation of confidentiality unless consented to in writing by that former employer or person. I will use in the performance of my duties only information which is generally known and used by persons with training and experience comparable to my own, which is common knowledge in the industry or otherwise legally in the public domain, or which is otherwise provided or developed by the Company.

2. ASSIGNMENT OF INVENTIONS.

2.1 Proprietary Rights. The term "Proprietary Rights" shall mean all trade secret, patent, trademark, copyright, and other intellectual property rights throughout the world.

2.2 Prior Inventions. Inventions, if any, patented or unpatented, which I made prior to the commencement of my employment with the Company are excluded from the scope of this Agreement. To preclude any possible uncertainty, I have set forth on Exhibit A (Previous Inventions) attached hereto a complete list of all Inventions that I have, alone or jointly with others, conceived, developed or reduced to practice or caused to be conceived, developed or reduced to practice prior to the commencement of my employment with the Company, that I consider to be my property or the property of third parties and that I wish to have excluded from the scope of this Agreement (collectively referred to as "Prior Inventions"). If disclosure of any such Prior Invention would cause me to violate any prior confidentiality agreement, I understand that I am not to list such Prior Inventions in Exhibit A but am only to disclose a cursory name for each such invention, a listing of the party(ies) to whom it belongs and the fact that full disclosure as to such inventions has not been made for that reason. A space is provided on Exhibit A for such purpose. If no such disclosure is attached, I represent that there are no Prior Inventions. If, in the course of my employment with the Company, I incorporate a Prior Invention into a Company product, process or machine, the Company is hereby granted and shall have a nonexclusive, royalty-free, irrevocable, perpetual, worldwide license (with rights to sublicense through multiple tiers of sublicensees) to make, have made, modify, use and sell such Prior Invention, Notwithstanding the foregoing, I agree that I will not incorporate, or permit to be incorporated, Prior Inventions in any Company Inventions without the Company's prior written consent.

2.3 Assignment of Inventions. Subject to Sections 2.4, and 2.6, I hereby assign and agree to assign in the future (when any such Inventions or Proprietary Rights are first conceived or first fixed in a tangible medium, as applicable) to the Company all my right, title and interest in and to any and all Inventions (and all Proprietary Rights with respect thereto) whether or not patentable or registrable under copyright or similar statutes, made, conceived, fixed in a tangible medium or learned by me, either alone or jointly with others, during the period of my employment with the Company. Inventions assigned to the Company, or to a third party as directed by the Company pursuant to this Section 2, are hereinafter referred to as "Company Inventions."

2.4 Nonassignable Inventions. This Agreement will not be deemed to require assignment of and "Company Inventions" shall not be discerned to include any invention which was developed entirely on my own time without using the Company's equipment, supplies, facilities, or trade secrets and is neither related to the Company's actual or anticipated business, research or development, nor resulted from work performed by me for the Company.

2.5 Obligation to Keep Company Informed. During the period of my employment and for six (6) months after termination of my employment with the Company, I will promptly disclose to the Company fully and in writing all Inventions authored, conceived or fixed in a tangible medium by me, either alone or jointly with others. In addition, I will promptly disclose to the Company all patent applications filed by me or on my behalf within a year after termination of employment. At the time of each such disclosure, I will advise the Company in writing of any Inventions that I believe fully qualify for protection "as non-Company Inventions" and I will at that time provide to the Company in writing all evidence necessary to substantiate that belief. The Company will keep in confidence and will not use for any purpose or disclose to third parties without my consent any confidential information disclosed in writing to the Company pursuant to this Agreement relating to Inventions that are not Company Inventions. I will preserve the confidentiality of any Invention which is a Company Invention.

2.6 Government or Third Party. I also agree to assign all my right, title and interest in and to any particular Company Invention to a third party, including without limitation the United States, as directed by the Company.

2.7 Works for Hire. I acknowledge that all original works of authorship which are made by me (solely or jointly with others) within the scope of my employment and which are protectable by copyright are "works made for hire," pursuant to United States Copyright Act (17 U.S.C., Section 101) the copyright in which is owned by the Company.  If, for any reason, such original works are not deemed "works made for hire" under such statute, I hereby assign and agree to assign all of my right, title, and interest in the works to the Company and agree to execute such further documents as are reasonably required to perfect and record this assignment.

2.8 Enforcement of Proprietary Rights. I will assist the Company in every proper way to obtain, and from time to time enforce, United States and foreign Proprietary Rights relating to Company Inventions in any and all countries. To that end I will execute, verify and deliver such documents and perform such other acts (including appearances as a witness) as the Company may reasonably request for use in applying for, obtaining, perfecting, evidencing, sustaining and enforcing such Proprietary Rights and the assignment thereof. In addition, I will execute, verify and deliver assignments of such "Company Inventions" to the Company or its designee. My obligation to assist the Company with respect to Proprietary Rights relating to such Company Inventions in any and all countries shall continue beyond the termination of my employment, but the Company shall compensate me at a reasonable rate after my termination for the time actually spent by me at the Company's request on such assistance.

In the event the Company is unable for any reason, after reasonable effort, to secure my signature on any document needed in connection with the actions specified in the preceding paragraph, I hereby irrevocably designate and appoint the Company and its duly authorized officers and agents as my agent and attorney in fact, which appointment is coupled with an interest, to act for and in my behalf to execute, verify and file any such documents and to do all other lawfully permitted acts to further the purposes of the preceding paragraph with the same legal force and effect as if executed by me. I hereby waive and quitclaim to the Company any and all claims, of any nature whatsoever, which I now or may hereafter have for infringement of any Proprietary Rights or Company Inventions assigned hereunder to the Company.

3. RECORDS. I agree to keep and maintain adequate and current records (in the form of notes, sketches, drawings and in any other form that may be required by the Company) of all Proprietary Information developed by me and all Inventions made by me during the period of my employment at the Company, which records shall be available to and remain the sole property of the Company at all times.

4. ADDITIONAL ACTIVITIES. I agree that for the period of my employment by the Company and for three (3) years after the date of termination of my employment by the Company I will not induce any employee of the Company to leave the employ of the Company.

5. NO CONFLICTING OBLIGATION. I represent that my performance of all the terms of this Agreement and as an employee of the Company does not and will not breach any agreement to keep in confidence information acquired by me in confidence or in trust prior to my employment by the Company. I have not entered into, and I agree I will not enter into, any agreement either written or oral in conflict herewith.

6. RETURN OF COMPANY DOCUMENTS.  When I leave the employ of the Company, I will deliver to the Company any and all original drawings, notes, memoranda, specifications, devices, formulas, files, emails and documents, and any other material containing or disclosing any Company Inventions, Third Party Information or Proprietary Information of the Company, whether in paper, electronic or other intangible form. I further agree that any property situated on the Company's premises and owned by the Company, including disks and other storage media, filing cabinets or other work areas, is subject to inspection by Company personnel at any time with or without notice. Prior to leaving, I will cooperate with the Company in completing and signing the Company's termination statement.  I further agree not to retain any Proprietary Information of the Company on any electronic or online storage media including, but not limited to, USB drives, magnetic or optical discs, online storage services, online email services, or any personal computer under my control, subsequent to my termination.

7. LEGAL AND EQUITABLE REMEDIES. Because my services are personal and unique and because I may have access to and become acquainted with the Proprietary Information of the Company, the Company shall have the right to enforce this Agreement and any of its provisions by injunction, specific performance or other equitable relief, without bond and without prejudice to any other rights and remedies that the Company may have for a breach of this Agreement.

8. NOTICES. Any notices required or permitted hereunder shall be given to the appropriate party at the address specified below or at such other address as the party shall specify in writing. Such notice shall be deemed given upon personal delivery to the appropriate address or if sent by certified or registered mail, three (3) days after the date of mailing.

9. NOTIFICATION OF NEW EMPLOYER. In the event that I leave the employ of the Company, I hereby consent to the notification of my new employer of my rights and obligations under this Agreement.

10. GENERAL PROVISIONS.

10.1 Governing Law; Consent to Personal Jurisdiction. This Agreement will be governed by and construed according to the laws of the State of Kansas, as such laws are applied to agreements entered into and to be performed entirely within Kansas between Kansas residents. I hereby expressly consent to the personal jurisdiction of the state and federal courts located in Johnson County, Kansas for any lawsuit filed there against me by Company arising from or related to this Agreement.

10.2 Severability. In case any one or more of the provisions contained in this Agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect the other provisions of this Agreement, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein so long as the central purpose and intent of the Agreement can still be achieved. If moreover, any one or more of the provisions contained in this Agreement shall for any reason be held to be excessively broad as to duration, geographical scope, activity or subject, it shall be construed by limiting and reducing it, so as to be enforceable to the extent compatible with the applicable law as it shall then appear.

10.3 Successors and Assigns. This Agreement will be binding upon my heirs, executors, administrators and other legal representatives and will be for the benefit of the Company, its successors, and its assigns.

10.4 Survival. The provisions of this Agreement shall survive the termination of my employment and the assignment of this Agreement by the Company to any successor in interest or other assignee.

10.5 Employment. I agree and understand that nothing in this Agreement shall confer any right with respect to continuation of employment by the Company, nor shall it interfere in any way with my right or the Company's right to terminate my employment at any time, with or without cause.

10.6 Waiver. No waiver by the Company of any breach of this Agreement shall be a waiver of any preceding or succeeding breach. No waiver by the Company of any right under this Agreement shall be construed as a waiver of my other right. The Company shall not be required to give notice to enforce strict adherence to all terms of this Agreement.

10.7 Entire Agreement. The obligations pursuant to Sections 1 and 2 of this Agreement shall apply to any time during which I was previously employed, or am in the future employed, by the Company as a consultant if no other agreement governs nondisclosure and assignment of inventions during such period. This Agreement is the final, complete and exclusive agreement of the parties with respect to the subject matter hereof and supersedes and merges all prior discussions between us. If I have an existing Employee Proprietary Information and Inventions Agreement in place with the Company, then this Agreement supersedes and replaces that agreement effective as of the date this agreement is signed below, otherwise, this Agreement shall be effective as of the first day of my employment with the Company. No modification of or amendment to this Agreement, nor any waiver of any rights under this Agreement, will be effective unless in writing and signed by the party to be charged. Any subsequent change or changes in my duties, salary or compensation will not affect the validity or scope of this Agreement.

[Remainder of Page Intentionally Blank]

I HAVE READ THIS AGREEMENT CAREFULLY AND UNDERSTAND ITS TERMS. I HAVE COMPLETELY FILLED OUT EXHIBIT A TO THIS AGREEMENT.

/s/ William F. Bradley, Jr.
William F. Bradley, Jr.
Address: 13808 Goodman Street
Overland Park, Kansas 66223-1135

Date:   February 5, 2013

ACCEPTED AND AGREED TO:

NIC INC.

By:	/s/ Harry Herington
Name: Harry Herington
Title: Chief Executive Officer

Date: February 5, 2013

EXHIBIT A

PREVIOUS INVENTIONS

TO:	NIC Inc.

FROM:

DATE:

SUBJECT: Previous Inventions

1.           Except as listed in Section 2 below, the following is a complete list of all inventions or improvements relevant to the subject matter of my employment by ___________________(the "Company"), a wholly-owned subsidiary of NIC Inc., that have been made or conceived or first reduced to practice by me alone or jointly with others prior to my engagement by the Company:

☐	No inventions or improvements.

☐	See below:

☐	Additional sheets attached.

2.           Due to a prior confidentiality agreement, I cannot complete the disclosure under Section 1 above with respect to inventions or improvements generally listed below, the proprietary rights and duty of confidentiality with respect to which I owe to the following party(ies):

	Invention or Improvement	Party(ies)	Relationship
1.

2.

3.

☐	Additional sheets attached.

Exhibit B

NIC Inc.
Non-Competition Agreement

In consideration of the employment of William F. ("Brad") Bradley, Jr., currently residing at 13808 Goodman Street, Overland Park, KS  66223-1135 (“Executive”),  by NIC Inc. ( “Employer”) having a place of business at 25501 West Valley Parkway, Suite 300, Olathe, KS  66061, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by Employee, Employee hereby agrees to the terms outlined in this Agreement.

Recitations

Employer is in the business generally of designing, building, and furnishing to government clients and private entities, egovernment applications and services online, including but not limited to Software As A Service, stand-alone online applications, system management and hosting, e-payment processing, database management, and enterprise wide management of such services and payment streams.

The parties recognize that in the course of employment with Employer, Employee will be provided access to Employer’s Confidential Information (including trade secrets), will learn Employer’s techniques, procedures and development, management and marketing strategies and will be exposed to the Employer’s clients, all of which Employer has a legitimate business interest in protecting. Employee is expected to work diligently and to develop good will with clients and other of Employer’s employees for the benefit of the Employer. Employee agrees that it would be unfair and improper to disclose or use Employer’s Confidential Information, training or relationships to solicit the Employer’s clients or employees either during the Employee’s employment with employer or for a period thereafter.

The parties desire to enter into this Agreement in order to induce the Employer to continue to share its information and resources with Employee during the course of employment and to insure that the Employer’s Business will not be harmed by actions during or subsequent to the Employee’s employment.

Employee acknowledges and agrees that the promises in this Agreement are of material importance to Employer and the promises are a material inducement to employ and continue to employ the Employee.

Agreement

1.           Definitions

As used herein:

(a)           “Confidential Information” means any oral or written information disclosed to Employee or known by Employee as a consequence of or through Employee’s employment by Employer which relates to Employer’s business, products, processes, or services, including, but not limited to, information relating to research, development, Inventions, computer program designs, programming techniques, flow charts, source code, object code, products under development, manufacturing, purchasing, accounting, engineering, marketing, selling, customer lists, customer requirements, and the documentation thereof. It will be presumed that information supplied to Employee from outside sources while in the course of his or her work for Employer is Confidential Information unless and until it is designated otherwise.

(b)           “Inventions” means discoveries, concepts, and ideas, whether patentable or not, including, but not limited to, apparatuses, processes, methods, compositions of matter, techniques, and formulae, as well as improvements or know-how related to any of those, in connection with and relating to any activities of Employer.

(c)           “Works” means works of authorship fixed in any tangible medium of expression by Employee in the course of or resulting from Employee’s employment by Employer, including, but not limited to, flow charts and computer program source code and object code regardless of the medium in which it is fixed, notes, drawings, memoranda, correspondence, records, and notebooks.

(d)           “Conflicting Organization” means any competitor of Employer, including any organization which is engaged in the development, marketing or selling of a Conflicting Product. An “affiliate” of Employer is an entity that is owned by, or under common control with, Employer, including direct and indirect parent entities.  An affiliate of Employer is not considered a Conflicting Organization.

(e)           “Conflicting Product” means any product, process, or service of any person or organization other than Employer which competes with a product, process, or service of Employer upon or with which Employee works or about which Employee acquires Confidential Information.

2.           Services to Conflicting Organizations

For as long as Employee is employed by Employer and for a period of two (2) years after termination of Employee’s employment with Employer, whether or not said termination is voluntary or involuntary and whether or not said termination is initiated by Employee or Employer, Employee will not own (whether in whole or in part), aid, or render services, directly or indirectly, (collectively, “aid”)  any Conflicting Organization; provided, however, that, upon termination of Employee’s employment with Employer, Employee shall have the right to aid a Conflicting Organization whose business is diversified and which, as to that part of its business Employee aids, considered as a discrete business unit, is not a Conflicting Organization if , prior to aiding or rendering services, Employee furnishes separate written assurances satisfactory to Employer from such Conflicting Organization and from Employee that Employee will not aid or render services directly or indirectly in connection with any Conflicting Products.

3.           Enforcement

Employee acknowledges that the legal remedy available to Employer for any breach of covenants in this Agreement on the part of Employee may be inadequate, and therefore, in the event of any threatened or actual breach of any term of this Agreement and in addition to any other right or remedy which Employer may have, Employer shall be entitled to specific enforcement of this Agreement through injunctive or other equitable relief in a court with appropriate jurisdiction.

4.           Attorney’s Fees and Costs

The Employee shall reimburse the Employer for all costs and expenses, including reasonable attorneys’ fees, incurred by the Employer in connection with enforcing any of the provisions of this Agreement.

5.           Obligations Survive Termination of Employment

Termination of Employee’s employment, whether voluntary or involuntary, shall not impair or relieve Employee of any of the obligations under this Agreement. Employee acknowledges that his/her employment is at will (unless Employee is a party to a separate Employment Agreement with Employer) and that nothing in this Agreement shall be considered a contract of employment or in any way alter Employee’s at-will status in any manner or respect.

6.           Non-Waiver

No failure on the part of either party to require the performance by the other party of any term of this Agreement shall be taken or held to be a waiver of such term or in any way affecting such party’s right to enforce such term, and no waiver on the part of either party of any term in this Agreement shall be taken or held to be a waiver of any other term hereof or the breach thereof.

7.           Binding Effect

This Agreement shall bind Employee, Employee’s heirs, and Employee’s assigns, and may be assigned by Employer without the prior written consent of Employee.

8.           Severability

Should any term of this Agreement be found invalid or unenforceable, it shall not affect the validity or enforceability of any other term of this Agreement.

9.           Term of Employment

This Agreement involves no obligations on the part of Employer to employ Employee or upon Employee to accept employment for any definite period of time.

10.           Merger

This Agreement supersedes all prior conversations, correspondence, representations, warranties, agreements, and other communications regarding the subject matter hereof. The Recitals are considered a part of this Agreement.

11.           Applicable Law

(a) This Agreement shall be in all respects interpreted and construed in accordance with and be governed by the laws of the State of Kansas.

(b) The parties agree that any action at law or in equity relating to this Agreement shall be brought in the federal or state courts within Johnson County, Kansas, and the parties consent to and hereby waive any objections to jurisdiction and venue at that location.

Employee hereby acknowledges receipt of a copy of this Agreement.

IN WITNESS to Employee’s agreement to all of the above, Employee has executed this Agreement as of the 5th day of February, 2013.

Employee:	/s/ William F. Bradley, Jr.
William F. Bradley, Jr.

Position:	Executive Vice President, Chief Administrative Officer, General Counsel and Secretary

Accepted for Employer:

Signed:	/s/ Harry Herington
Name: Harry Herington
Title: Chief Executive Officer

Attachment I to Employment Agreement

Name:	William F. "Brad" Bradley, Jr.
Position:	Executive Vice President, Chief Administrative Officer, General Counsel and Secretary

Additional benefits provided to Executive as part of Key Employee Agreement dated February 5, 2013:

Life insurance policy premiums will be paid by the Company.
Life Insurance
20 year term policy
2x annual salary benefit.

Long Term Disability Coverage

Standard Monthly Benefit	$10,000 (guaranteed for life)
Rider No. 1	$ 5,000 (guaranteed for life)
Rider No. 2	$18,433 (guaranteed for 3 years, then must reapply)
Total Monthly Benefit	$33,433

In the event the participant is disabled for more than 365 days, Lloyds of London will issue a one-time lump sum payment of $1,000,000.

Long-term disability policy premiums (for both standard coverage and riders) will be paid by the Company.
Signature of Participant: /s/ William F. "Brad" Bradley, Jr.
Date:  February 5, 2013